EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GLOBAL GENERAL TECHNOLOGIES SUBSIDIARY H7 SECURITY SYSTEMS HAS BEEN SELECTED TO PROVIDE SECURITY PRODUCTS AT THE SHANGHAI WORLD EXPO IN 2010

MIAMI, FL., March 29, 2006 (Business Wire) - H7 Security Systems, a wholly-owned subsidiary of Global General Technologies (OTCBB: GLGT), has been selected by the Shanghai Jiao Tong University to provide its video surveillance and advance intelligent communications products at the 2010 World Expo to be held in Shanghai, China.

H7 Security Systems, in association with Shanghai Jiao Tong University and SI Pacific Group International will form a team to develop the next generation of intelligent robotic vehicle technology and video surveillance for the Shanghai World Expo in 2010. Shanghai Jiao Tong University is responsible for developing advanced video security technologies for the 2010 World Expo. Attendance at the World Expo is estimated to be seventy-five million visitors and exhibitors.
The robotic vehicle technology will be integrated with H7 Security Systems advanced surveillance systems (Silent Soldiers) and produce the most advanced early warning system. The H7 Solution is designed for intelligent communications, resource sharing, threat determination, sensor detection, and mission planning. Moreover, the systems may be manually remotely operated via a secure web based interface.
Al Mercado, CEO of H7 Security Systems, "We are pleased to partner with Shanghai Jiao Tong University to provide video surveillance at the World Expo. Our efforts and execution may result in as many as two thousand units with estimated pricing of twenty thousand dollars per unit."

Mr. Mercado concluded, "Our continued focus, combined with extensive research and development has enabled us to offer an unprecedented alternative to security solutions today which have a forensic approach to attacks by insurgent forces. By dedicating a knowledgeable team with many years of experience to focus exclusively on implementing pro-active security solutions, we intent to engage and grow the surveillance business, both in product and licensing sales domestic and internationally."

Mr. Tang, President of SI Pacific Group commented that "once accepted and standardized for the World Expo, H7's advanced surveillance systems overall market potential is significant given the fact that sales to the World Expo is estimated alone to exceed US$20,000,000."

ABOUT SHANGHAI JIAO TONG UNIVERSITY

Shanghai Jiao Tong University is one of China's oldest universities, and is directly subordinate to the Ministry of Education, jointly run by the Ministry and Shanghai Municipality. Founded in 1896, Shanghai Jiao Tong University has a student population of approximately 23,000 students, and composes of 19 schools (Naval Architecture & Ocean Engineering; Mechanical & Power Engineering; Electronics & Information and Electric Power Engineering; Material Science & Engineering; Sciences; Life Science & Technology; Humanities & Social Science; Civil Engineering & Mechanics; Chemistry & Chemical Engineering; Management; Foreign Languages; Agriculture & Biology; Environmental Science & Engineering; Pharmaceutics; Medical; Law; Media & Design; Information Security; and Software

ABOUT SI PACIFIC GROUP CORPORATION

SI Pacific Group is a Hong Kong based firm with offices in Shanghai. The firm specializes in project management, hardware and software development and East/West relationship facilitation. Contact information sipacific@gmail.com . ABOUT GLOBAL GENERAL TECHNOLOGIES, INC. Global general Technologies trades on the OTC Bulletin Board under the symbol GLGT, through its subsidiary H7 Security Systems, Inc designs, implements and maintains homeland security systems internationally with a primary focus on perimeter security of large high value facilities. www.globalgeneraltechnologies.com The Company currently has 14,747,869 shares outstanding and has no debt. Information included in this news release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results and performance of the Company to differ materially from any expected future results or performance, expressed or implied, by the forward-looking statements. In connection with the safe harbor provisions of the Reform Act, the Company has identified important factors that could cause actual results to differ materially from such expectations, including operating uncertainties, uncertainties relating to economic issues and competition. Reference is made to all the Company's SEC filings, including the Company's Reports on Forms 10K, 10Q and other periodic reports.

CONTACT:
Global General Technologies
800-936-3204
www.globalgeneraltechnologies.com
---------------------------------
or
Investor Relations:
Mark Wachs and Associates
Mark Wachs, 212-832-2800
markwachs@aol.com
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Source: Global General Technologies